September 12, 1995




Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

Attn:  Filing Desk, Stop 1-4

RE:  Consumers Water Company File #0-493

Gentlemen:

     Below, please find Consumers Water Company's electronic filing of the form 11-K for the fiscal year ended December 31, 1994. Following under separate cover is the Form SE that includes the corresponding exhibits to the 11-K.

     Fees associated with this filing have been wired to the lock box as instructed through Edgar filings.


                                        Sincerely,

                                        /s/ Gary E. Wardwell
                                        ----------------------
                                        Gary E. Wardwell
                                        Controller

GEW/jmd





                 SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                             FORM 11-K

          [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
            SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
                  For the fiscal year ended December 31, 1994

                              OR

          [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
          SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
            For the transition period from ______ to _____

                    Commission file number 0-493




                          EMPLOYEES' 401(k)
                       SAVINGS PLAN AND TRUST

                               OF

                       CONSUMERS WATER COMPANY
                         THREE CANAL PLAZA
                            P.O. BOX 599
                          PORTLAND, ME 04112





                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Consumers Water Company Retirement Committee which administers the Plan, has duly caused this annual report to be signed by the undersigned thereunto duly authorized.


                     CONSUMERS WATER COMPANY
                 EMPLOYEES' 401(k) PLAN AND TRUST





Consumers Water Company Retirement Committee                Date



By:   /s/ William B. Russell                                9-9-95
     --------------------------------------                 ------

      /s/ Jane E. Newman                                    9-9-95
     --------------------------------------                 ------

      /s/ John E. Menario                                   9-9-95
     --------------------------------------                 ------